EXHIBIT 2.1

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT, dated as of July 17, 2020 (this “Agreement”), is by and among MADISON TECHNOLOGIES, INC., a publicly traded Nevada corporation (“MDEX”), and LUXURIE LEGS, LLC, a Delaware limited liability company and holder of the Casa Zeta-Jones Brand Licensing Agreement (the “Seller”).

WHEREAS, The Seller desires to sell to MDEX and MDEX desires to purchase from the Seller, all of Seller’s right, title and interest in the Casa Zeta-Jones Brand Licensing Agreement (the “License Agreement”), as further described on the attached Schedule 1, solely in exchange for MDEX’s issuance to the Seller of MDEX Preferred Stock.

WHEREAS, the Seller, upon the terms and subject to the conditions of this Agreement and in accordance with Nevada Law, desires to make a capital contribution of the License Agreement to MDEX solely in exchange for MDEX Preferred Stock (the “Acquisition”);

WHEREAS, the respective boards of directors of MDEX and the Seller have determined that the Acquisition is fair to, and in the best interests of, it and its respective shareholders and/or members and have approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, for federal, state and local income tax purposes, it is intended that the transfer of the License Agreement, constituting the Acquisition, to MDEX and the issuance of the MDEX Preferred Stock qualify as a tax-free contribution of property pursuant to the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, MDEX and Company desire to make certain representations, warranties and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01. Rules of Construction. Unless the context otherwise requires, as used in this Agreement: (a) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (b) “or” is not exclusive; (c) “including” means “including, without limitation;” (d) words in the plural include the singular; (e) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; and (f) the terms “Article” or “Section” refer to the specified Article of Section of this Agreement.

ARTICLE II

THE ACQUISITION

2.01 The Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Nevada Law, at the Effective Time (as defined in Section 2.02 of this Agreement), the Seller shall transfer the License Agreement to MDEX.

2.02. Purchase and Sale of Assets. At the Closing, upon the satisfaction or waiver of all conditions precedent: (a) the Seller shall sell, transfer, convey, assign and deliver the License Agreement to MDEX, free and clear of any and all Liens, and (b) MDEX shall issue the Issued Shares to the Seller, fully prepaid and non-assessable and free and clear of all Liens. The Seller’s delivery to MDEX of all right, title and interest in and to the License Agreement, shall be deemed to occur upon MDEX’s delivery to the Seller of a certificate evidencing the MDEX Preferred Stock, without the need of any further act by any Party. Notwithstanding the foregoing, at MDEX’s request, the Seller shall promptly execute one or more further Contracts to the extent MDEX deems such execution necessary or appropriate to effectuate the intent of this Agreement.

2.03. Closing; Closing Date; Effective Time. The consummation of the Acquisition and the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, or at such other date, time and place as MDEX and the Seller may agree in writing (the date of the Closing being the “Closing Date” and also known as the “Effective Time”).

2.04. Effect of the Acquisition. At the Effective Time, the effect of the Acquisition shall be as provided in the applicable provisions of Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of Seller’s right, title and interest in the License Agreement shall continue with, or vest in, MDEX, and all of the debts, liabilities and duties of the Seller, shall continue to be the debts, liabilities and duties of the Seller, except for those of Seller’s debts which are being assumed by MDEX on the Closing Date, as expressly set forth on Schedule 2.

2.05. Officers and Directors of MDEX Post Closing. On the Closing Date, within four months of the Effective Time at the Seller’s request in order to facilitate the transition, Joseph Gallo, the existing officer and director of MDEX, shall resign and the persons listed herein on Schedule 5 shall be appointed to serve in his place.

2.06. Vend Out of Existing MDEX Operations Post Closing. Concurrent with the departure of Joseph Gallo following the Closing Date, and expected to be within approximately four months, the existing business and operations of MDEX shall be vended out to Mr. Gallo and/or his designees, with the anticipation that following the Closing Date, MDEX will focus its business model on the License Agreement.

ARTICLE III

ISSUANCE OF SECURITIES

3.01. Acquisition Consideration; Issuance of Securities. At the Effective Time, by virtue of the Acquisition, and in exchange for the License Agreement:

(a) MDEX shall issue to the Seller (and Seller’s Designees as set forth herein on Exhibit C), on the Closing Date, the preferred shares of MDEX (“MDEX Preferred Stock”) set forth below; provided, however, that in all cases the percentage of MDEX Preferred Stock issued to the Seller for the License Agreement shall constitute “control” as defined and set forth and defined in Code sections 351 and 368(c), respectively.

(b) The shares of MDEX Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Acquisition and such shares shall remain issued and outstanding.

(c) Currently, MDEX has a total of 500,000,000 shares of capital stock authorized in the State of Nevada, all of which is classified as Common Stock. The MDEX Preferred Stock to be issued to the Seller on the Closing Date must first be approved by a majority of MDEX shareholders. Pursuant to that shareholder approval, MDEX intends to file a Schedule 14F demonstrating shareholder approval of the issuance of the required shares of Preferred Stock, of which a Certificate of Designation shall be filed to designate certain shares as Series A Preferred Stock and certain shares as Series B Preferred Stock.

(d) A copy of the proposed Certificates of Designation for such Series A and Series B Preferred Stock to be filed in the State of Nevada following shareholder approval shall be attached to the Schedule 14F filed by MDEX which will set for the respective rights, privileges of each, consistent with these terms:

Series A: The issuance of new Series A convertible Preferred Stock which are convertible into such shares of MDEX Common Stock equal to 95% of the issued and outstanding shares post-closing, with a 9.99% conversion cap and anti-dilution rights for twenty-four (24) months following closing to certain stakeholders of Seller to be identified by Seller prior to the Closing Date, and

Series B: The issuance of new Series B Super Preferred Stock with super voting rights issued to the incoming Officers and Directors, to be identified by Seller prior to the Closing Date.

(e) Prior to the Closing Date, MDEX shall satisfy all outstanding promissory notes and other liabilities via conversion into shares of MDEX Common Stock at $0.10 per share, such that MDEX shall have less than $50,000.00 in accounts payable on the Closing Date.

(f) On the Closing Date, MDEX will issue a Convertible Promissory Note in the principal amount of $65,000.00 and convertible into MDEX Common Stock at $0.05 per share, to a creditor of Seller to be identified by Seller prior to the Closing Date.

(g) Within 60 days of the Closing Date, MDEX agrees to file an S-1 Registration Statement in a form to be agreed upon prior to the Closing Date.

(h) For advisory services in connection with the Acquisition and S-1 Registration Statement, MDEX shall enter into an Advisory Agreement with [Southridge or its Assignee] on the Closing Date and as consideration therefore, MDEX shall issue a Convertible Promissory Note in the amount of $100,000.00 as an upfront payment and a $25,000.00 Convertible Promissory Note each month beginning 90 days from the Closing Date.

(i) Within [       ] days following the Closing Date, MDEX shall issue one or more Convertible Promissory Notes in order to raise $200,000.00 in working capital for the payment of its vendors, such as its Transfer Agent, Auditor, Accountant, Attorney, Edgar Agent, etc. and for the support of the License Agreement.

3.02. Issuance of Certificates for MDEX Preferred Stock.

(a) As soon as practicable after the Effective Time, the Seller shall be entitled to receive a certificate representing the number of whole shares of MDEX Preferred Stock that the Seller has a right to receive in accordance with Section 3.01 (or at MDEX’s discretion a book-entry confirmation of such MDEX Preferred Stock ownership), and a cash payment in lieu of fractional shares of MDEX Preferred Stock, if any, in accordance with Section 3.02(c).

(b) All shares of MDEX Preferred Stock issued in accordance with the terms hereof, including any cash paid in accordance with Section 3.02(c), shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the License Agreement.

(c) No fraction of a share of MDEX Preferred Stock will be issued as a result of the Acquisition. In lieu of any such fractional shares that otherwise would have been issued in the Acquisition, MDEX will pay the Seller an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (a) the [highest bid price on date of Closing] by (b) the fractional interest of a share of MDEX Preferred Stock to the Seller would otherwise be entitled (after taking into account the value of License Agreement at the Effective Time).

(d) MDEX shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Seller such amounts as MDEX (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by MDEX, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by MDEX (or any affiliate thereof).

(e) The certificates evidencing shares of MDEX Preferred Stock (or at MDEX’s discretion the book-entry confirmation of such MDEX Preferred Stock ownership) delivered pursuant to this Section 3.02 will bear a legend substantially in the form set forth below and containing such other information as MDEX may deem necessary or appropriate:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to MDEX that:

4.01. Organization and Standing. The Seller is a limited liability company duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Seller has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business. The Seller is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Company Material Adverse Effect.

4.02. Certificate of Formation and Seller’s Operating Agreement. The Seller has heretofore made available to MDEX a complete and correct copy of the Certificate of Formation and the Seller’s Operating Agreement, as amended to date, of the Seller (the “Seller’s Operating Agreement”). The Seller is not in violation in any material respect of any of the provisions of its Certificate of Formation or the Seller’s Operating Agreement.

4.03. Corporate Power. The Seller has, and will have at the Closing Date, all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

4.04. Reserved.

4.05. Authorization. All corporate action on the part of the Seller, its directors and Unitholders necessary for the authorization, execution, delivery and performance of this Agreement and the performance of all of the Seller’s obligations hereunder has been taken or will be taken prior to the Closing Date. This Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally or by general equitable principles and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.06. No Conflict; Required Filings and Consents.

(a) Assuming that the Approvals, filings and notifications described in Section 4.06(b) have been obtained or made, as the case may be, the execution and delivery of this Agreement by the Seller does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the Certificate of Formation or the Seller’s Operating Agreement, in each case as amended or restated, of the Seller, (ii) conflict with or violate any Laws applicable to the Seller or by which any of its assets or properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller is a party or by or to which the Seller or any of its assets or properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Seller does not, and the consummation of the transactions contemplated hereby will not, require the Seller to obtain any Approvals of or from, or to make any filing with or notification to, any Governmental Entity or third Person.

4.07. Financial Statements. The Seller has delivered to MDEX such financial statements as requested by MDEX (the “Seller Financial Statements”). The Seller Financial Statements accurately set out and describe the financial condition of the Seller as of the dates, and during the periods, indicated therein.

4.08. Absence of Changes. Since June 20, 2020:

(a) the Seller has not entered into any transaction which was not in the ordinary course of business;

(b) there has been no event or occurrence that would have a Company Material Adverse Effect;

(c) there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) materially adversely affecting the business or operations of the Seller;

(d) the Seller has not declared, set aside or paid any dividend or made any distribution on its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock;

(e) the Seller has not increased the compensation of any of its officers, directors or agents, or the rate of pay of its employees as a group;

(f) there has been no resignation or termination of employment of any key officer or employee of the Seller, the Seller does not have a present intention to terminate the employment of any of the foregoing, and the Seller has no Knowledge of the impending resignation or termination of employment of any such officer or employee;

(g) there has been no labor dispute involving the Seller or its employees and none is pending or, to the Seller’s Knowledge, threatened;

(h) there has not been any change in the contingent obligations of the Seller, by way of guaranty, endorsement, indemnity, warranty or otherwise;

(i) there have not been any loans, advances or guarantees made by the Seller to any of its employees, officers or directors; and

(j) to the Seller’s Knowledge, there has been no other event or condition of any character pertaining to and materially adversely affecting the assets or business of the Seller.

4.09. Liabilities/Solvency. The Seller has no liabilities or obligations, absolute or contingent (individually or in the aggregate), except (i) the liabilities and obligations set forth in the Seller Financial Statements, (ii) liabilities and obligations which have been incurred subsequent to [______________] in the ordinary course of business which have not been in the aggregate, materially adverse, (iii) liabilities and obligations under the lease for its principal lab, and (iv) liabilities and obligations under licensing, sales, procurement and other contracts and arrangements entered into in the normal course of business. The Seller is able to meet all of its payment obligations as they come due. The fair market value of the Seller’s assets exceeds the fair market value of its obligations, whether contingent or otherwise.

4.10. Title to Properties and Assets; Liens. The Seller holds good and merchantable title to the License Agreement free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Seller’s ownership or use of such properties or assets, and on the Closing Date, upon the issuance to the Seller of the MDEX Preferred Stock, will have conveyed to MDEX, and MDEX shall have, good and merchantable title to the License Agreement, free and clear of all mortgages, liens, loans and encumbrances, except as disclosed herein. . With respect to the properties and assets it leases, the Seller, and to the Seller’s knowledge, the counterparty is in compliance with such leases and the Seller holds a valid leasehold interest free of any liens, claims or encumbrances. The Seller does not own any real property.

4.11. Seller’s Title to the License Agreement.

(a) The Seller owns or has the right or license to use the License Agreement in the conduct of its business as now conducted, free and clear of all claims, mortgages, liens, loans, and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Seller’s ownership or use of such intellectual property rights.

(b) The Seller has no actual knowledge, without any investigation, that the Seller is infringing upon or misappropriating any valid intellectual property rights of any Person (including without limitation, former employers of all current and former employees, consultants, officers, directors and unitholders of the Seller).

(c) Except as expressly set forth in the License Agreement, the Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intellectual property right, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(d) The Term sheet dated June 17, 2020 as amended to date, is in full force and effect, and no default or event which with the lapse of time or the giving of notice would constitute a default, exists thereunder.

4.12. Litigation. There are no actions, suits, proceedings or investigations pending or, to the Seller’s Knowledge, threatened against the Seller or its properties before any Governmental Entity. The Seller is not subject to any continuing order, writ, injunction, consent decree or settlement agreement of, or similar written agreement with, or, to the Seller’s Knowledge, continuing investigation by, any Court or Governmental Entity.

4.13 Reserved.

4.14. Certain Transactions. The Seller is not indebted, directly or indirectly, to any of its officers, directors or stockholders or to their respective spouses or children, in any amount whatsoever; none of said officers, directors or, to the Seller’s Knowledge, stockholders, or any members of their immediate families, are indebted to the Seller or have any direct or indirect ownership interest in any firm, corporation or entity with which the Seller is affiliated or with which the Seller has a business relationship, or any firm or corporation which competes with the Seller except that officers, directors and/or stockholders of the Seller may own less than 1% of the stock of publicly traded companies which may compete with the Seller. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Seller. The Seller is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

4.15. Material Contracts and Obligations. Attached as an exhibit a list of all agreements, contracts, indebtedness, liabilities and other obligations to which the Seller is a party or by which it is bound that are material to the conduct and operations of its business and properties, specifically including those which provide for payments in any fiscal year to or by the Seller in excess of $10,000, which obligate the Seller to share, license or develop any product or technology, which purports to restrict or limit the ability of the Seller from freely engaging in any line of business anywhere in the world or competing with any other Person, which provides for any joint venture or partnership involving the Seller, or which involve transactions or proposed transactions between the Seller and its officers, directors, affiliates or any affiliate thereof. Copies of such agreements and contracts and documentation evidencing such liabilities and other obligations have been made available for inspection by MDEX and its counsel. All of such agreements and contracts are valid, binding obligations of the Seller and are in full force and effect in all material respects, assuming due execution by the other parties to such agreements and contracts. The Seller has no Knowledge of any breach or anticipated breach by any other parties to any contract, agreement or instrument included in Section 4.15 of the Seller Disclosure Letter.

4.16. Private Placements. All securities issued by the Seller prior to the date hereof have been issued in transactions exempt from registration under the Securities Act and all applicable state securities or “blue sky” Laws, and the Seller has not violated the Securities Act or any applicable state securities or “blue sky” Laws in connection with the issuance of any such securities.

4.17. Brokers or Finders; Other Offers. The Seller has not incurred and will not incur, directly or indirectly, as a result of any action taken by the Seller, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

4.18. Reserved.

4.19. Environmental and Safety Laws. The Seller is not in violation of any applicable statute, Law or Regulation relating to the environment or occupational health and safety, which violation would have a Company Material Adverse Effect, nor are any material expenditures required in order to comply with any such existing statute, Law or Regulation.

4.20. Compliance with Laws; Permits. To the Seller’s Knowledge, the Seller is not in violation of any applicable statute, Regulation, order or restriction of any Governmental Entity in respect of the conduct of its business or the ownership of its properties, which violation would have a Company Material Adverse Effect. The Seller has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Company Material Adverse Effect, and believes it can obtain without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. The Seller is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

4.22. Absence of Certain Events. To Seller’s knowledgeno executive officer, director or managing member or an officer of equivalent rank of the Seller has been within the past five (5) years, (i) a party to any bankruptcy petition against such person or against any business of which such person was affiliated; (ii) convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses; (iii) subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting their involvement in any type of business, securities or banking activities; or (iv) found by a court of competent jurisdiction in a civil action by the Securities and Exchange Commission or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law and which judgment has not been reversed, suspended or vacated.

4.23. Certain Payments. Except as otherwise disclosed herein, to Seller’s knowledge, neither Seller’s nor any of its officers, employees or agents, nor any other person acting on behalf of Seller, has directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any person who is, or may be in a position to help or hinder Company’s business, or assist it in connection with any actual or proposed transaction, which (i) might be reasonably expected to subject it to any material damage or penalty in any action or to have a Company Material Adverse Effect on Company or its business, assets, properties, financial condition or results of operations (a “Material Adverse Effect”), (ii) if not given in the past, might have reasonably been expected to have had a Material Adverse Effect, or (iii) if not continued in the future, might be reasonably expected to have a Material Adverse Effect or to subject Company to material suit or penalty in any action.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MDEX

MDEX hereby represents and warrants to the Seller that:

5.01. Organization and Standing. MDEX is a corporation duly organized and existing under, and by virtue of, the laws of the State of Nevada and is in good standing under such laws. MDEX has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business. MDEX is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a MDEX Material Adverse Effect.

5.02. Charter and Bylaws. MDEX has heretofore made available to the Seller a complete and correct copy of the Articles of Incorporation and Bylaws, as amended or restated. MDEX is not in violation of any of the provisions of its Articles of Incorporation or any material provision of its Bylaws.

5.03. Corporate Power. MDEX have, and will have at the Closing Date, all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement. MDEX has, and will have at the Closing Date, all requisite legal and corporate power and authority to issue the Acquisition Shares and pay the other Acquisition Consideration hereunder.

5.04. Capitalization.

(a) The authorized capital of MDEX as of the Effective Time will consist of:

(i)	500,000,000 shares of MDEX Common Stock, 18,057,565 shares of which will be issued and outstanding, and
(ii)	[ ] shares of MDEX Preferred Stock, of which there shall be [ ] shares of Series A Preferred Stock and [ ] shares of Series B Preferred Stock issued and outstanding.

(b) As of the date of this Agreement, no shares of capital stock or other equity securities of MDEX are issued or outstanding or reserved for any purpose. Each of the outstanding shares of capital stock of MDEX as of the date hereof is duly authorized, validly issued, and fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights created by statute, the Articles of Incorporation or Bylaws of MDEX, or any agreement to which MDEX is a party or bound. There is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating MDEX to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of MDEX. MDEX shall have 18,057,565 shares of common stock issued and outstanding at the Closing.

(c) There are no outstanding securities, options, warrants or other rights (including registration rights), agreements or commitments of any character to which MDEX is a party relating to the issued or unissued capital stock or other equity interests of MDEX or obligating MDEX to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any shares of the capital stock or other equity interests of MDEX, by sale, lease, license or otherwise.

5.05. Authorization. All corporate action on the part of MDEX, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement, the authorization, issuance and delivery of the Acquisition Shares and the performance of all of MDEX’s obligations hereunder has been taken or will be taken prior to the Closing Date. This Agreement constitutes a valid and binding obligation of MDEX, enforceable in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally or by general equitable principles and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Acquisition Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and will have the rights, preferences and privileges described in MDEX’s charter and the Acquisition Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof through no action of MDEX; provided, however, that the Acquisition Shares will be subject to restrictions on transfer under state and/or federal securities laws. The issuance of the Acquisition Shares is not subject to any preemptive rights or rights of first refusal.

5.06. No Conflict; Required Filings and Consents.

(a) Assuming that the Approvals, filings and notifications described in Section 5.06(b) have been obtained or made, as the case may be, the execution and delivery of this Agreement by MDEX does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, in each case as amended or restated, of MDEX, (ii) conflict with or violate any Laws applicable to MDEX or by which any of its assets or properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of MDEX pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MDEX is a party or by or to which MDEX or any of its assets or properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not reasonably be expected to have a MDEX Material Adverse Effect.

(b) The execution and delivery of this Agreement by MDEX does not, and the consummation of the transactions contemplated hereby will not, require MDEX to obtain any Approvals of or from, or to make any filing with or notification to, any Governmental Entity or third Person, except for applicable requirements, if any, of the Securities Act, “blue sky” Laws and the filing and recordation of appropriate Acquisition documents as required by Nevada Law, and (iii) where the failure to obtain such Approvals, or to make such filings or notifications, would not have a MDEX Material Adverse Effect.

5.07 Reserved.

5.08. Title to Properties and Assets; Liens. MDEX owns its properties and assets, free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair MDEX’s ownership or use of such properties or assets. With respect to the properties and assets it leases, MDEX, and to MDEX’s Knowledge, the counterparty is in compliance with such leases and MDEX holds a valid leasehold interest free of any liens, claims or encumbrances.

5.09. Patents and Other Intangible Assets.

(a) MDEX owns or has the right or license to use all patents, trademarks, service marks, service names, trade names, trade secrets and copyrights used in the conduct of its business as now conducted, free and clear of all claims, mortgages, liens, loans, and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair MDEX’s ownership or use of such intellectual property rights.

(b) MDEX has no actual knowledge, without any investigation, that MDEX is infringing upon or misappropriating any valid intellectual property rights of any Person or entity (including without limitation, former employers of all current and former employees, consultants, officers, directors and stockholders of MDEX).

(c) Except as set forth in Section 5.09 of the MDEX Disclosure Letter, MDEX is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intellectual property right, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(d) MDEX has obtained from all employees and consultants of MDEX an invention assignment and confidentiality agreement (or substantially similar agreement), copies of which were previously made available to the Seller.

5.10. Litigation. There are no actions, suits, proceedings or investigations pending or, to MDEX’s Knowledge, threatened against MDEX or its properties before any Governmental Entity. MDEX is not subject to any continuing order, writ, injunction, consent decree or settlement agreement of, or similar written agreement with, or, to MDEX’s Knowledge, continuing investigation by, any Court or Governmental Entity.

5.11. Employees. To MDEX’s Knowledge, no employee of MDEX is in violation of any term of any employment contract, intellectual property disclosure agreement or any other contract or agreement relating to the relationship of such employee with MDEX or any other party because of the nature of the business conducted or to be conducted by MDEX. MDEX is in compliance in all material respects with the applicable provisions of ERISA, and no “reportable event,” as such term is defined in Section 4043 of ERISA, has occurred with respect to any plan subject to Title IV of ERISA or any other plan to which MDEX is required to contribute on behalf of its employees.

5.12. Certain Transactions. Except as set forth in its public securities filings, MDEX is not indebted, directly or indirectly, to any of its officers, directors or stockholders or to their respective spouses or children, in any amount whatsoever; none of said officers, directors or, to MDEX’s Knowledge, stockholders, or any members of their immediate families, are indebted to MDEX or have any direct or indirect ownership interest in any firm, corporation or entity with which MDEX is affiliated or with which MDEX has a business relationship, or any firm or corporation which competes with MDEX except that officers, directors and/or stockholders of MDEX may own less than 9.99% of the stock of publicly traded companies which may compete with MDEX. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with MDEX. MDEX is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

5.13. Private Placement. All securities issued by MDEX prior to the date hereof have been issued in transactions exempt from registration under the Securities Act and all applicable state securities or “blue sky” Laws, or issued in transactions that resulted in the securities being registered under the Securities Act and MDEX has not violated the Securities Act or any applicable state securities or “blue sky” Laws in connection with the issuances of any such securities.

5.14. Brokers or Finders; Other Offers. MDEX has not incurred and will not incur, directly or indirectly, as a result of any action taken by MDEX, any liability for brokerage or finders’ fees or agents’ commissions in connection with this Agreement.

5.15. Environmental and Safety Laws. MDEX is not in violation of any applicable statute, Law or Regulation relating to the environment or occupational health and safety, which violation would have a MDEX Material Adverse Effect, nor are any material expenditures required in order to comply with any such existing statute, Law or Regulation.

5.16. Compliance with Laws; Permits. MDEX is not in violation of any applicable statute, Regulation, order or restriction of any Governmental Entity in respect of the conduct of its business or the ownership of its properties, which violation would have a MDEX Material Adverse Effect. MDEX has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a MDEX Material Adverse Effect, and believes it can obtain without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. MDEX is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

5.17. Specific Tax Representations.

(a) MDEX has no plan or intention to reacquire any of the MDEX Preferred Stock to be issued under or in connection with the Transactions;

(b) MDEX has no plans or intentions to sell or otherwise dispose of any of the License Agreement of the Seller, except for dispositions made in the ordinary course of business or as otherwise disclosed to the Seller in connection with a proposed disposition of certain intellectual property associated with the prior operations of MDEX;

(c) Following the transactions contemplated by this Agreement, MDEX will use the License Agreement of the Seller in the business of MDEX;

(d) MDEX does not own directly or indirectly, nor has it owned during the past five (5) years, directly or indirectly, any License Agreement or equity of the Seller;

(e) MDEX is not an investment company within the meaning of section 351(e) of the Code;

(f) The MDEX Preferred Stock to be issued in the transactions contemplated by the Agreement has the current right to vote in the election of corporate directors of MDEX.

(g) Other than the cash to be issued in lieu of fractional shares under Section 3.02(c) of this Agreement, the only consideration to be issued in exchange for the License Agreement of the Seller on the Closing Date will be MDEX Preferred Stock and the issuance of a Convertible Promissory Note to a creditor of Seller;

(h) MDEX currently is and as of the Closing Date will be classified as a corporation for U.S Federal income tax purposes;

(i) MDEX will pay its own expenses, if any, incurred in connection with the Acquisition.

ARTICLE VI

COVENANTS

6.01. Affirmative Covenants of MDEX and the Seller. Each of MDEX and the Seller hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the other, it will:

(a) operate its business in all material respects in the usual and ordinary course consistent with past practices;

(b) use its reasonable best efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships and goodwill with its customers and suppliers;

(c) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

(d) with respect to the Seller, use its reasonable best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

6.02. Negative Covenants of the Seller. Except as expressly contemplated by this Agreement or otherwise consented to in writing by MDEX, from the date of this Agreement until the Effective Time, the Seller will not take or cause to be taken any action that could reasonably be expected to materially delay, or materially and adversely affect, the consummation of the transactions contemplated hereby or undertake any action or make any election that would deprive the ability of the Acquisition to qualify as a tax-free contribution of property to the Seller pursuant to the provisions of section 351 of the Code, or agree in writing or otherwise to do any of the foregoing.

6.03. Negative Covenants of MDEX. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Seller, from the date of this Agreement until the Effective Time, MDEX will not take or cause to be taken any action that could reasonably be expected to materially delay, or materially and adversely affect, the consummation of the transactions contemplated hereby or undertake any action or make any election that would deprive the ability of the Acquisition to qualify as a tax-free contribution of property to the Seller pursuant to the provisions of section 351 of the Code, or agree in writing or otherwise to do any of the foregoing.

6.04. No Solicitation.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01, the Seller agrees that it will not, and will not authorize or permit any of its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (“Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiries regarding or the making or implementation of any Acquisition Proposal, (ii) engage in any discussions or negotiations with, or provide any information or data to, any Person relating to or that may reasonably be expected to lead to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend or propose publicly to approve or recommend any Acquisition Proposal or (iv) enter into any agreement, arrangement or understanding contemplating or relating to any Acquisition Proposal or requiring the Seller to abandon, terminate or fail to consummate the Acquisition or any other transactions contemplated by this Agreement.

(b) From and after the date of this Agreement, the Seller shall as promptly as possible after receipt (and in any event within 24 hours) notify MDEX in writing of any inquiries, proposals or offers, or any discussions or negotiations sought to be initiated or continued with, it or its Representatives relating to, constituting or which could reasonably be expected to lead to an Acquisition Proposal or any request for information relating to the Seller contemplating, relating to or which could reasonably be expected to lead to any Acquisition Proposal. Such notice will include the name of such Person and the material terms and conditions of any proposal, inquiry, offer or request, and the Seller will as soon as possible provide such other details of the Acquisition Proposal, inquiry, offer or request as MDEX may reasonably request. The Seller will keep MDEX fully informed on a prompt basis (and in any event within 24 hours) of the status and terms, including any material changes or adjustments made to or proposed to be made to the terms, of any such inquiry, proposal, offer or request. If the Seller or its Representatives receives a request for information from a Person who has made an unsolicited bona fide written Acquisition Proposal and the Seller is permitted, as contemplated under Section 6.04(b), to provide such Person with information, the Seller will provide to MDEX a copy of the confidentiality agreement with such Person promptly upon its execution and provide to MDEX a list of, and copies of, the information provided to such Person concurrently with delivery to such Person and immediately provide MDEX with access to all information to which such Person was provided access.

(c) The Seller will immediately cease and cause to be terminated all existing activities, discussions or negotiations by it and the other Persons referred to in Section 6.04(a) with any Person other than MDEX conducted heretofore with respect to any Acquisition Proposal. The Seller also agrees, if it has not already done so, to promptly request each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months prior to the date hereof in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or its Subsidiaries and take commercially reasonable actions necessary to enforce the provisions of any continuing confidentiality, standstill or similar agreement. The Seller will take such action as is necessary to inform promptly the Persons referred to in Section 6.04(a) of the provisions of this Section 6.04 and will be responsible for any breach of this Section 6.04 by such Persons.

6.05. Notices of Certain Events; Consultation.

(a) The Seller shall as promptly as reasonably practicable notify MDEX of: (i) any notice or other communication of which the Seller has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Seller has Knowledge from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, or to the Knowledge of the Seller, threatened against, relating to or involving or otherwise affecting the Seller that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.08 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it has Knowledge which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

(b) MDEX shall as promptly as reasonably practicable notify the Seller of: (i) any notice or other communication of which MDEX has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which MDEX has Knowledge from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

6.06. Reserved.

6.07. Access and Information.

(a) Each of MDEX and the Seller shall (i) afford to the other party and such other party’s Representatives reasonable access at reasonable times, upon reasonable prior notice, to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof and (ii) furnish promptly to the other party and its Representatives such information concerning its business, properties, contracts, records and personnel (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by such other party.

(b) Notwithstanding the foregoing provisions of this Section 6.06, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by Law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

(c) The information received pursuant to Section 6.06(a) that is non-public shall be deemed to be confidential information for purposes of this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01. Meetings of Stockholders.

(a) As promptly as practicable after the execution of this Agreement, MDEX and the Seller shall prepare an information statement (the “Information Statement”) containing such information regarding the Acquisition, the transactions contemplated by this Agreement and the issuance of the Acquisition Shares as necessary to satisfy the requirements of Rule 502 of Regulation D under the Securities Act. The information supplied by the Seller and MDEX for inclusion in the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Seller or MDEX, or any of their respective officers or directors, should be discovered by the Seller or MDEX that should be set forth in a supplement to the Information Statement, the Seller or MDEX, as the case may be, shall promptly inform the other party thereof in writing.

(b) MDEX will, as promptly as possible after the date of this Agreement, take all actions necessary in accordance with federal securities laws, Nevada Law and its charter and bylaws to either (i) call, give notice of, convene and hold a meeting of MDEX’s stockholders to be held on the earliest possible date determined in consultation with the Seller or (ii) prepare and distribute a written consent of stockholders in lieu thereof, in either case to consider and vote on approval of this Agreement and the Acquisition (the “MDEX Stockholders’ Meeting”).

7.02. Appropriate Action; Consents; Filings.

(a) The Seller and MDEX shall each use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or make any filings with or notifications or submissions to any Governmental Entity (other than described in the following clause (iii)) required to be made by the Seller or MDEX in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Acquisition, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Acquisition, required under (A) the Securities Act and any other applicable federal or state securities Laws, and (B) any other applicable Law; provided that the Seller and MDEX shall cooperate with each other in connection with the making of all such filings and submissions. Each of the Seller and MDEX, upon request, shall furnish to the other and to any Governmental Entity all information concerning itself and its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary, advisable or required for any application or other filing or submission to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) The Seller and MDEX agree to cooperate with respect to and agree to use their reasonable best efforts to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Court or other Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Acquisition or any other transactions contemplated by this Agreement.

(c)

(i) Each of the Seller and MDEX shall give any notices to third Persons, and use their reasonable best efforts to obtain any third Persons consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Company Material Adverse Effect or a MDEX Material Adverse Effect from occurring after the Effective Time.

(ii) In the event that any party shall fail to obtain any third Person consent described in subsection (c)(i) above, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Seller and MDEX and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

(d) Nothing in this Agreement shall require MDEX to agree to, or permit the Seller to agree to, the imposition of conditions, the payment of any amounts or any requirement of divestiture to obtain any Approval, and in no event shall any party take, or be required to take, any action that would or could reasonably be expected to have a Company Material Adverse Effect or a MDEX Material Adverse Effect.

(e) Each of the Seller and MDEX shall promptly notify the other of (i) any material change in its current or future business, financial condition or results of operations, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Court or Governmental Entities with respect to the transactions contemplated hereby or its business, (iii) the institution or the threat of material litigation involving it, or (iv) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time.

7.03. Tax Treatment. The parties hereto intend that the Acquisition shall qualify as a tax-free contribution of property solely for shares within the meaning of Section 351(a) of the Code and that this Agreement shall accordingly constitute an asset contribution agreement for the purposes of Section 351 of the Code and the Treasury Regulations promulgated thereunder. Each party hereto shall use its reasonable best efforts to cause the Acquisition to qualify, and shall not take, and shall use its reasonable best efforts to prevent any affiliate of such party from taking, any actions that could prevent the Acquisition from qualifying, as a tax-free contribution of property to MDEX under the provisions of Section 351(a) of the Code.

7.04. Public Announcements. MDEX shall be responsible for issuing any press release or otherwise making any public statements with respect to the Acquisition.

7.05. Employees. On or before the Closing Date, MDEX shall make offers of employment and enter into employment or consulting arrangements with Seller’s employees under the same terms and conditions as currently exist. Any such employment or consulting arrangement shall be effective at the Effective Time.

7.06. Indemnification.

(a) Indemnity Agreement of Seller. Subject to the provisions and limitations of this Section 7.06, the Seller, for itself, its successors and assigns, agrees to indemnify and hold harmless each of MDEX and Sub and its or their respective officers, directors, representatives, and agents from and against:

(i) Failure to Perform Obligations. Any Event of Loss (as defined below) or Loss (as defined below) arising as a result of Company’s failure to perform or discharge any of its duties or obligations to be performed by Company hereunder prior to the Closing Date; and

(ii) Breach of Representations, Warranties or Covenants. Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of Company set forth in this Agreement.

(b) Indemnity Agreement of MDEX. Subject to the provisions and limitations of this Section 7.06, MDEX for itself, its successors and assigns, agrees to indemnify and save harmless Company from and against:

(i) Failure to Perform Obligations. Any Event of Loss or Loss arising as a result of MDEX’s failure to discharge or perform any duties or obligations to be performed by MDEX hereunder prior to the Closing Date; and

(ii) Breach of Representations, Warranties or Covenants. Any Event of Loss or Loss arising from any breach of a representation, warranty or covenant of MDEX set forth in is Agreement.

(c) Definition of “Loss”. Any party to this Agreement against whom or which indemnification may be sought pursuant to this Section 7.06 shall be herein called an “Indemnifying Party,” and any person entitled to indemnification pursuant to this Section 7.06 shall be herein called an “Indemnified Party.” The occurrence of an event which may result in a loss, cost, expense or liability of an Indemnified Party hereunder as to which the Indemnifying Party shall have received notice from the Indemnified Party shall be herein called an “Event of Loss,” and the amount of any loss, cost, expense or liability of any kind whatsoever (including legal fees and disbursements incurred in connection therewith) incurred by an Indemnified Party shall be herein called a “Loss;” provided, however, that for purposes of computing the amount of Loss incurred by any Indemnified Party, there shall be deducted an amount equal to the amount of any insurance proceeds (other than self-insurance) directly or indirectly received by such Indemnified Party in connection with such Loss or the circumstances giving rise thereto.

Upon payment by an Indemnified Party of any Loss, the Indemnifying Party shall discharge its obligation to indemnify the Indemnified Party against such Loss by paying to the Indemnified Party an amount that, on an after-tax basis reflecting the hypothetical tax consequences, if any, of the receipt of such amount, shall be equal to the hypothetical after-tax amount of such Loss by taking into account the hypothetical tax consequences, if any, to the Indemnified Party of the payment of such Loss. For purposes of this Section 7.06, references to “after-tax basis,” “hypothetical” tax consequences and “hypothetical” after-tax amount refer to calculations of foreign, federal, state and local tax at the maximum statutory rate (or rates, in the case of an item of income or deduction taxable or deductible for purposes of more than one tax) applicable to the Indemnified Party for the relevant year, after taking into account, for example, the effect of deductions available for other taxes such as state and local income taxes, which effect would similarly be calculated on the basis of the maximum statutory rate (or rates) of the tax (or taxes) for which such deduction was available.

(d) Insurance Proceeds Received After Indemnification. Each party agrees that, if it receives any payments from the other party hereto with respect to any Loss pursuant to this Section 7.06 and subsequently such party receives any amount of insurance proceeds (other than from self-insurance) in connection with any such Loss or the circumstances giving rise thereto, such party agrees to promptly deliver or cause to be delivered the amount of such insurance proceeds to the party that made such indemnification payments pursuant to this Section 7.06; provided, however, a party shall not be required to pay (or cause to be paid) to the other party an amount of insurance proceeds in excess of the payment in respect of the related Loss paid by the Indemnifying Party.

(e) Deductible Amount and Time Period. An Indemnifying Party shall not be required to make any indemnification payments hereunder for which such Indemnifying Party would otherwise be liable under this Section 7.06 until (and then only to the extent that) the total of all amounts to which, but for the provisions of this sentence, the Indemnified Party would be entitled pursuant to this Section 7.06 with respect to all Losses actually exceeds $25,000; provided, however, that the limitations on liability set forth in this sentence shall not be applicable to (i) any claim against an Indemnifying Party alleging fraudulent misrepresentation or (ii) any payments to be made by the Indemnifying Party pursuant to any provision of this Agreement (other than those set forth in this Section 7.06) or any provision of the instruments of assumption referred to herein.

Notwithstanding anything in this Section 7.06 to the contrary, the Indemnifying Party shall have (i) no liability for any Loss arising out of claims of a person not a party or an affiliate of a party to this Agreement as to which the Indemnifying Party shall not have received notice within six years from the Closing Date and (ii) no liability for any Loss arising out of claims under this Agreement (other than those referred to in clause (i) of this sentence) as to which the Indemnifying Party shall not have received notice within four years from the Closing Date.

(f) Defense of Claims. In case any legal action shall be commenced or threatened (provided that in the case of a threatened legal action the Indemnified Party believes in good faith that an indemnifiable Loss is likely to occur) against an Indemnified Party which could result in a Loss, the Indemnified Party shall promptly notify the Indemnifying Party in writing. After receipt of any such notice, the Indemnifying Party shall have the right, exercisable by written notice of exercise to the Indemnified Party promptly after receipt of the notice provided for in the next preceding sentence, (A) to participate in and (B) assume (and control) the defense of such action, at its own expense and with its own counsel, provided such counsel is satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense of such action, the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action. The Indemnified Party shall have the right to participate in (but not control) the defense of any such action, but the fees and expenses of counsel for the Indemnified Party shall be at its own expense except as set forth in the following sentence. The Indemnifying Party shall bear the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnified Party shall have retained such counsel due to actual or potential conflicting interests between the Indemnified Party and the Indemnifying Party, (ii) the Indemnifying Party shall not elect to assume the defense of the action, (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnifying Party in connection with its assumption of the defense of the action within a reasonable time after notice pursuant to the first sentence of this paragraph is delivered to the effect that such action has been commenced or is threatened, or (iv) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party to handle the defense of the action at the expense of the Indemnifying Party. In no event will the Indemnifying Party be liable for any settlement or admission of liability with respect to any action without its prior written consent, which shall not be unreasonably withheld, but if settled with such consent, the Indemnifying Party shall be liable therefor, subject to the limitations set forth in this Section 7.06. The Indemnifying Party may not settle any liability or claim subject to indemnification pursuant to this Section 7.06 without the consent of the Indemnified Party and on any basis that does not provide for a full release of the Indemnified Party. Any participation in, or assumption of the defense of, any action by an Indemnifying Party shall be without prejudice to the right of the Indemnifying Party, and shall not be construed as a waiver of its right to deny the obligation to indemnify the Indemnified Party. The giving of notice, as above provided, of a loss, damage, cost or expense claimed to be indemnifiable hereunder, to exercise the right, as the same is provided (and limited) herein, to participate in and assume control of the defense against such claim, shall be a prerequisite to any obligation to indemnify; provided, however, that the Indemnified Party’s rights pursuant to this Section 7.06 shall not be forfeited by reason of a failure to give such notice or to cooperate in the defense to the extent such failure does not have a material and adverse effect on the defense of such matter. Notwithstanding any of the above, MDEX shall have control of any action arising from a tax claim to the extent such claim is reflected on MDEX’s tax returns.

(g) Payment of Loss; Subrogation. Any Loss for which an Indemnified Party is entitled to payment hereunder shall be paid by the Indemnifying Party upon written demand by the Indemnified Party. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any Loss paid by the Indemnifying Party under this Section 7.06. The Indemnified Party shall cooperate with the Indemnifying Party to a reasonable extent, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claims against such other persons.

(h) Notice of Event of Loss. Each party agrees that it will give notice to the other party hereunder promptly, but in no event later than 30 days, after the receipt by one of its responsible officers of knowledge of a state of facts which, if not corrected, would be an Event of Loss hereunder. Each party shall make available to the other party and its counsel and accountants, at reasonable times and for reasonable periods, during normal business hours, all books and records of such party relating to any such possible Event of Loss, and each party will render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate prosecution of the defense of any suit, claim or proceeding based upon such state of facts.

ARTICLE VIII

CONDITIONS

8.01. Conditions to Obligations of Each Party. The respective obligations of each party to effect the Acquisition and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Acquisition or the other transactions contemplated hereby illegal or otherwise prohibiting consummation of the Acquisition or the other transactions contemplated hereby.

(b) Government Consents. The applicable waiting period under any Approvals of any Governmental Entity the failure to obtain would constitute a criminal offense, or individually or in the aggregate would be reasonably expected to have a Seller Material Adverse Effect or a MDEX Material Adverse Effect after the Effective Time, shall have been obtained.

8.02. Additional Conditions to Obligations of MDEX. The obligations of MDEX to effect the Acquisition and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Seller contained in this Agreement (which for purposes of this subparagraph (a) shall be read as though none of them contained any Company Material Adverse Effect or other materiality qualifications), except for the representations and warranties contained in Sections 4.01, 4.02, 4.03, 4.04 and 4.05, shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties specifically relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the representations and warranties of the Seller set forth in Sections 4.01, 4.02, 4.03, 4.04 and 4.05 of this Agreement shall be true and correct in all respects on the date of this Agreement and on the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects as of such specified date).

(b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof and be continuing.

(d) Compliance Certificate. MDEX shall have received a certificate of the Chief Executive Officer, Manager or Managing Member of the Seller, dated the Closing Date, confirming that the conditions in Sections 8.02(a), (b) and (c) have been satisfied.

(e) No Pending Action. There shall not be any action taken, any Law, Regulation or order enacted (whether temporary, preliminary or permanent), issued, promulgated, enforced, entered or deemed applicable by any Governmental Entity or pending or threatened any Action by any Governmental Entity or other Person, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Acquisition, (ii) seeking to obtain material damages in connection with the transactions contemplated by this Agreement or (iii) imposing any condition or restriction that in the judgment of MDEX, acting reasonably, would be materially burdensome to the future operations or business of MDEX after the Effective Time.

(f) Consent, Waiver and Investment Agreement. Seller Unitholders representing the Required Seller Vote shall have executed and delivered a Consent in form and substance satisfactory to the Seller and MDEX.

(g) Unitholder Approval. This Agreement and the Acquisition shall have been approved and adopted by the Required Seller Vote.

8.03. Additional Conditions to Obligations of the Seller. The obligations of the Seller to effect the Acquisition and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of MDEX contained in this Agreement (which for purposes of this subparagraph (a) shall be read as though none of them contained any MDEX Material Adverse Effect or other materiality qualification), except for the representations and warranties contained in Sections 5.01, 5.02, 5.03, 5.04 and 5.05, shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties specifically relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects has not had, and would not reasonably be expected to have, a MDEX Material Adverse Effect. Each of the representations and warranties of MDEX set forth in Sections 5.01, 5.02, 5.03, 5.04 and 5.05 of this Agreement shall be true and correct in all respects on the date of this Agreement and on the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects as of such specified date).

(b) Agreements and Covenants. MDEX shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No MDEX Material Adverse Effect shall have occurred since the date hereof and be continuing.

(d) Compliance Certificate. The Seller shall have received a certificate of the President of MDEX, dated the Closing Date, confirming that the conditions in Sections 8.03(a), (b) and (c) have been satisfied.

(e) Stockholder Approval. This creation of Series A and Series B Preferred Stock referenced in this Agreement and the Acquisition shall have been approved and adopted by stockholders of MDEX.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Seller or MDEX of the Acquisition:

(a) by mutual written consent of the Seller and MDEX;

(b) by MDEX, upon a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of the Seller shall have become untrue, in either case only if the conditions set forth in Section 8.02(a), (b) or (c) of this Agreement, as the case may be, would be incapable of being satisfied; provided, that such breach or untruth has not been cured within 30 days following the earlier of receipt by MDEX of written notice of such breach or untruth from the Seller or receipt by the Seller of written notice of such breach or untruth from MDEX;

(c) by the Seller, upon a breach of any representation, warranty, covenant or agreement on the part of MDEX set forth in this Agreement, or if any representation or warranty of MDEX shall have become untrue, in either case only if the conditions set forth in Section 8.03(a), (b) or (c) of this Agreement, as the case may be, would be incapable of being satisfied; provided, that such breach or untruth has not been cured within 30 days following the earlier of receipt by the Seller of written notice of such breach or untruth from MDEX or receipt by MDEX of written notice of such breach or untruth from the Seller;

(d) by either MDEX or the Seller, if there shall be any Law, order, injunction or decree which is final and non-appealable preventing the consummation of the Acquisition;

(e) by either MDEX or the Seller, if the Acquisition shall not have been consummated before the 45th day after the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to any party whose failure or whose affiliates’ failure to perform any material covenant, agreement or obligation hereunder has been the cause of, or resulted in, the failure of the Acquisition to occur on or before such date;

(f) by either MDEX or the Seller if this Agreement and the Acquisition shall not be adopted and approved by the Required Seller Vote;

(g) by either MDEX or the Seller if this Agreement and the Acquisition shall not be adopted and approved by the requisite vote of the stockholders of MDEX.

9.02. Effect of Termination. Except as provided in Section 9.05 or Section 10.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability on the part of MDEX or the Seller or their respective officers, directors, or stockholders and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for any willful breach of such party’s representations or warranties contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement.

9.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Acquisition by the Unitholders of the Seller, no amendment, which under applicable Law may not be made without the approval of the Unitholders of the Seller, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9.05. Fees, Expenses and Other Payments.

(a) Except as provided in Section 9.02 of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such expenses whether or not the Acquisition is consummated.

ARTICLE X

GENERAL PROVISIONS

10.01. Effectiveness of Representations, Warranties and Agreements.

(a) Except as set forth in Section 10.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

(b) The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article IX. This Section 10.01(b) shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

10.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the e-mail address specified below:

(a) If to MDEX, to:

(b) If to Seller to:

10.03. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.05. Entire Agreement. This Agreement (together with the Exhibits constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

10.06. Assignment. This Agreement shall not be assigned by any party prior to the Effective Time by operation of Law or otherwise.

10.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.08. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Acquisition, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

10.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

10.10. Governing Law; Consent Jurisdiction; Venue.

(a) This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law.

(b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Nevada and to the jurisdiction of the United States District Court for Nevada, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Nevada state or federal court.. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Acquisition, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 10.10 shall affect the right of any party hereto to service legal process in any other manner permitted by Law.

10.11. Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.12. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

* * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MADISON TECHNOLOGIES, INC.

By:	/s/ Joseph Gallo
Name:	Joseph Gallo
Title:	Chief Executive Officer

LUXURIE LEGS, LLC

By:	/s/ Walter Hoelzel
Name:	Walter Hoelzel
Title:	President, Managing Member

MADISON TECHNOLOGIES, INC.

OFFICER’S CERTIFICATE

The undersigned, Joseph Gallo, Chief Executive Officer of MADISON TECHNOLOGIES, INC., a corporation organized under the laws of Nevada (the “Company”), hereby certify, pursuant to the Acquisition Agreement between the Company and Luxurie Legs, LLC, that:

1.	The representations and warranties set forth by the Company in the Acquisition Agreement are true and correct in all material respects on and as of the date hereof as though such representations and warranties had been made on and as of the date hereof.

2.	Since the date of the Letter of Intent through the date hereof, there has not been any Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of the Company.

3.	There has not been instituted, or to the knowledge of the Company, any threatened action or proceeding to restrict or prohibit the transactions contemplated by the Acquisition Agreement.

4.	The Acquisition Agreement, and the creation of Series A and Series B Preferred Stock to be issued as consideration thereof, has been approved by Written Consent of the Majority of Shareholders of Common Stock in Madison Technologies, Inc.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed as of July 17, 2020.

MADISON TECHNOLOGIES, INC.

/s/ Joseph Gallo
By:	Joseph Gallo
Title:	Chief Executive Officer

LUXURIE LEGS, LLC

OFFICER’S CERTIFICATE

As Manager of Luxurie Legs, LLC, I hereby certify, pursuant to the Acquisition Agreement between the Luxurie Legs, LLC and Madison Technologies, Inc., that:

1.	The representations and warranties set forth by the Luxurie Legs, LLC in the Acquisition Agreement are true and correct in all material respects on and as of the date hereof as though such representations and warranties had been made on and as of the date hereof.

2.	Since the date of the Letter of Intent through the date hereof, there has not been any Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of Luxurie Legs, LLC.

3.	There has not been instituted, or to the knowledge of Luxurie Legs, LLC, any threatened action or proceeding to restrict or prohibit the transactions contemplated by the Acquisition Agreement.

4.	The Acquisition Agreement itself, and the assignment of the Casa Zeta-Jones Brand License, pursuant to the terms of the Acquisition Agreement, has been reviewed and approved by the Members of Luxurie Legs, LLC and by the Licensor.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed as of July 17, 2020.

LUXURIE LEGS, LLC

/s/ Walter Hoelzel
By:	Walter Hoelzel
Title:	President, Managing Member